Exhibit 99.1

Sterling Construction Co., Inc.	STRL	Q1 2017 Earnings Call	May 3, 2017
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Jennifer Maxwell – Director-Investor Relations, Sterling Construction Co., Inc.

Paul J. Varello – Director, Sterling Construction Co., Inc.

Joseph A. Cutillo – President, Chief Executive Officer & Director, Sterling Construction Co., Inc.

Ronald A. Ballschmiede – Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Other Participants

Sean D. Eastman – Analyst, KeyBanc Capital Markets, Inc.

Brent Edward Thielman – Analyst, D. A. Davidson & Co.

Robert Joseph Burleson – Analyst, Canaccord Genuity, Inc.

Michael Zapata – Founder, CIO, Sententia Capital Management, LLC

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to Sterling Construction First Quarter 2017 Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to turn the conference over to your host, Jennifer Maxwell, Director of Investor Relations for Sterling Construction.

Jennifer Maxwell, Director-Investor Relations, Sterling Construction Co., Inc.

Thank you, Ron. Welcome to Sterling’s first quarter 2017 earnings conference call. I am pleased to be here today with our former Chief Executive Officer and continuing board member Paul Varello; our newly appointed Chief Executive Officer, Joe Cutillo, and our Chief Financial Officer, Ron Ballschmiede.

We would like to begin this call with an overview of the company’s Safe Harbor language. Some of the discussion today may include forward-looking statements. Actual results could differ materially from statements made today. Please refer to Sterling’s most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligation to update forward-looking statements as a result of new information, future events or otherwise.

And now, I would like to turn the call over to our, Paul Varello. Paul?

Paul J. Varello, Director, Sterling Construction Co., Inc.

Thanks, Jennifer. Now that I’m officially referred to as the former CEO and this will be my last earnings call, I’d like to take this opportunity to thank all of our shareholders, our analysts, and all of our stakeholders for their consistent support and encouragement during my term as CEO. In the last two years, we’ve managed to execute a difficult but very successful turnaround and in addition, we have dramatically improved our balance sheet and overall financial strength.

I’d also to like to thank our senior management team and all of our employees for their dedication and hard work during these challenging times. Because of their efforts Sterling is financially stronger, better focused and well positioned to generate substantial earnings growth in the future.

I’m also delighted that Joe Cutillo has accepted the role as CEO. He is an extremely talented and capable executive and has led our performance improvement and strategic planning efforts. I’m also confident that Joe and his senior management team, including Ron Ballschmiede, our CFO, Con Wadsworth, our COO and our executive leadership team will continue to drive operating performance and create even greater shareholder value in the years to come.

Now, it’s with great pleasure that I turn this call over to our new CEO, Joe Cutillo. Joe?

Joseph A. Cutillo, President, Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Paul, and good morning, everyone. First, I’d like to thank everyone who is joining our earnings call and the 1,900 Sterling employees who take care of our customers every day. I’d also like to take a moment to personally thank Paul for all his efforts and all he has done for the Sterling shareholders, the Sterling employees, and let him know I look forward to working closely with him in his new board role as we go forward.

The first quarter was certainly a busy one for us and I’m very pleased with the progress we have made and the results we’re able to achieve. Versus prior year, our revenues were up 21%, our net income was up 72%, our backlog grew 8% and our gross margin in backlog increased by an additional 70 basis points. We had zero lost time accidents and continued our focus efforts to improve our Texas operations.

We closed on the transformational acquisition, refinanced the company and beat our internal plan. Our core markets remain strong and our backlog is at an all-time high. We are off to a good start, but still have a lot of work to do to get the total business to the levels we expect.

On today’s call, we will discuss the details of our first quarter results, full-year guidance including the Tealstone acquisition and our market outlook. At the end of the call, we will hold the questions and answers session.

And with that, I’d like to turn it over to our Chief Financial Officer, Ron Ballschmiede. Ron?

Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Thanks, Joe, and good morning, everybody. Let me start with our 2017 first quarter results. I will build on Joe’s backlog comments by providing a few additional details around our recent backlog trends. Our first quarter backlog totaled $925 million, a $71 million or 8.3% over the comparable 2016 period.

For the last year, the embedded gross margin in our backlog has increased in each sequential quarter. Our gross margin in backlog was 8.4% at March 31, 2017, a 70 basis point improvement, over the 7.7% backlog margin from the comparable 2016 period.

Finally, to demonstrate the impact of growing both the absolute value of backlog and the gross margin embedded in backlog, our Q1 2017 backlog gross profit increased almost $78 million, up 18% from the prior-year first quarter. We believe that this trend reflects the progress we have made in selecting the right projects to bid on, improving our project execution and completing legacy low margin projects.

Revenues for the first quarter of 2017 were $153 million, a 21% increase over the first quarter of last year. The increased revenues were driven by the ramp up of projects in Utah and Texas. Additionally, our fourth quarter of 2016 was negatively impacted by poor weather in many of our markets.

While the first quarter of the year is our seasonally slowest with a record $925 million in backlog and continued strength in the transportation infrastructure market, our full-year core business revenue guidance remains in the $720 million to $750 million range. Mathematically, that means, in order to get to the midpoint of our full-year core business guidance, we expect to record a total of approximately $580 million of revenue during the last three quarters of 2017.

Directionally, we expect significantly higher revenues relative to the respective prior-year periods in each of our remaining three quarters with sequential growth in the second and third quarters followed by the expected seasonal revenue decline in the fourth quarter.

Gross profit for the first quarter totaled $9.3 million or 6.1% of revenues, compared to $3.5 million or 2.8% for the comparable period of 2016. The improvement in our gross profit reflects the stronger margins in our beginning backlog and the quarter-over-quarter increase in revenues.

Our first quarter project execution was solid with no significant project charges and an overall net gain in project adjustments totaling just less than $1 million. On a prospective basis, of significant is the amount of under absorption of our indirect costs such as our equipment costs resulting from the lower first quarter revenue level when compared to the balance of the year. The anticipated higher level revenues in each of the next three quarters are expected to result in greater absorption of indirect costs and are expected to significantly recover in the first quarter under absorption. We continue to expect our core business gross margin to be approximately 8% for the full year.

Our general and administrative expense for the first quarter was $10.6 million, up from $10.1 million from the comparable 2016 quarter. The year-over-year increase was largely the result of higher salary and benefit costs. We continue to expect our full-year core business G&A expense to be approximately 5.5% of revenues.

Other operating expense for the first quarter of 2017 included approximately $300,000 of Tealstone transaction costs. The balance of other operating expense for both the first quarters of 2017 and 2016 represent members’ interest of our two 50% owned subsidiaries. We continue to believe that our total members’ interest and earn-out expense for the full year of 2017 will be $8 million to $9 million.

Interest expense for the 2017 first quarter was [ph] $125,000 (09:24) compared to the first quarter of 2016 of $873,000. The decrease reflects the lower average debt balance between the two periods. Finally, the non-controlling owners’ interests in joint ventures increased to $371,000 in the first quarter, principally reflecting the activity of two majority-owned construction joint ventures in Utah. Both of these projects will continue to ramp up in 2017 and we continue to expect full-year 2017 non-controlling interest expense to total approximately $4.5 million.

The summation of all these changes results in a 2017 first quarter net loss of $2.3 million and a net loss per share of $0.09, compared with a first quarter 2016 net loss of $7.3 million or $0.37 per share. As I mentioned previously, the reported results include $300,000 or $0.01 per share of non-recurring Tealstone acquisition-related costs.

Turning to our balance sheet, we ended the quarter with a cash balance of $37 million compared to a cash balance of $43 million at the end of 2016. Additionally, our debt totaled $4.3 million at March 31, 2017, a decrease of $1.1 million from the beginning of the quarter. Other significant cash activities during the quarter included an increase in contract capital of $6.6 million, reflecting the first quarter of project cash flow seasonality of our business. And finally, capital expenditures of $1.8 million (sic) [$1.7 million] (11:14), all of which were partially offset by depreciation and amortization of $4 million.

We believe that the level of changes in our contract capital are good measures to manage our net investment in project activities. Our contract capital reflecting the combined net balances of our contracts in progress, receivables, inventory and accounts payables total a net liability of $3.5 million at March 31, 2017.

Now, let me pause for a second, as I move from the history of our first quarter results to the future. I’m now going to cover our revised 2017 guidance including the Tealstone acquisition. First, our guidance for Sterling Constructions, which I’ve referred to a couple of times as our core business, is unchanged from the guidance provided with our 2017 earnings call on March 9th.

As a reminder, that guidance called for 2017 revenues to be in the $720 million to $750 million range, net income per share of $0.15 to $0.25. Using core business provided 2017 guidance of 25 million shares outstanding, the embedded net income guidance range was $3.8 million to $6.3 million.

As you have seen in our quarterly earnings release, our new full-year [ph] 2000 (12:52) consolidated guidance, including the impact of the April 3, 2017, Tealstone acquisition is, revenue to be in the range of $850 million to $880 million, net income attributable to Sterling common stockholders of $9 million to $11 million, and net income per share of $0.33 to $0.41 based upon the updated guidance of approximately 27 million shares outstanding.

Now, let me provide some additional information supporting the new consolidated guidance including Tealstone’s results. First and for clarity, our new guidance includes $2.5 million or $0.09 per common share of non-recurring transaction-related costs. These one-time costs include $1.5 million of non-recurring transaction and integration expenses and a $1 million charge to extinguish our equipment-based facility, which was replaced by our new $85 million five-year term loan.

We will be reporting the acquired businesses on a one-month lag basis until we complete the integration and the necessary systems implementation, which are required to achieve a closing process consistent with Sterling schedule. Accordingly, we will be including eight months of Tealstone’s operating results for our full year – included in our full-year consolidated results.

From our reporting segment standpoint, preliminarily, we intend to include Tealstone commercial with our existing heavy civil construction segment and create a new reportable segment for Tealstone Residential. Tealstone Residential represents approximately two-thirds of the historical combined Tealstone revenues.

In addition, we have included incremental expense, totaling approximately $1.5 million for estimated intangible amortization and incremental general and administrative expense to support our Tealstone growth initiatives. Excluding the loss from the early extinguishment of our equipment facility, which I discussed earlier, we expect interest expense for the full year to be approximately $8 million to $9 million, reflecting the interest expense of our new $85 million Oaktree term loan facility and other minor borrowings.

With that, I’d like to turn it back to Joe.

Joseph A. Cutillo, President, Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Ron. To recap, we have revised our full-year guidance to include eight months of our recent acquisition Tealstone. We now anticipate our 2017 revenues to be between $850 million and $880 million, and our net income to be between $9 million and $11 million. The Tealstone team is off to a great start in 2017 and we are confident they will have an outstanding year, as our top customers all continue to show significant year-over-year growth. As we progress through 2017, we will remain disciplined at the bid table, continue to drive improved execution and further reduce our operating costs. We are pleased with our first quarter results and the tremendous progress our employees have made. Our work is not done, but we’re off to a very good start.

And with that, I’d like to open it up for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from Sean Eastman with KeyBanc Capital Markets. Please proceed with your question.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Hi. Good morning, team. First off, just wanted to congratulate Joe on taking on the CEO role. I feel like I’m having to congratulate you on something every quarter now, Joe.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thanks, Sean. Well, hopefully, it’s just continued results from here for a while.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Okay. Well, you’ve got some big shoes to fill, so no pressure, no pressure. But I just wanted to start it on the top line, so it sounds like the legacy outlook embedded in the updated guidance is status quo. But this quarter we saw some really strong momentum on both the top line and the bookings were stronger than we were expecting as well. So, I was wondering, kind of, what you guys were seeing in the quarter and why not, kind of, update the legacy outlook for a pretty strong start to the year here?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Well, I’ll start with a little bit of all these elements of what we’re seeing and then Ron can add some color on the financials. We are happy with the start. I’ll remind everybody that one quarter does not make a year. We saw three more quarters ahead of us. The market continues to remain strong. We remain very disciplined at the bid table. Our margins will continue to grow and we’ll continue to grow. We’ve reached the 10% mark for average margins one in the first quarter of 2017. We are very optimistic, but it’s too early for us to improve or increase any future guidance. Ron, could you add...?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: No, I think that’s right on point. Our quarter came in right on top of our revenue estimates, slightly better, less than 1%. And one of the reasons for the strong first quarter as you might recall, we had a horrific weather last year in the first quarter. And we made up some of that, not all of it in Qs two, three and four last year. So, we fortunately had reasonable weather and continue to have reasonable weather as expected at least weather across our units and hit our numbers. So, so far, we are right on the top line and beaten a little bottom line by a little bit, and as we move through the year and if we see something continuing or revenue burning faster, we will update our guidance, but right now, we are status quo and right on top of things.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Okay, makes sense. And then it seems to imply that Tealstone revenues are expected to grow pretty healthy double-digit level this year versus that $165 million you guys called out for 2016. So, I was just wondering what’s kind of the sustainable growth rate you guys are expecting for that business, say into 2018?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Right now, we’ve spent time with all of Tealstone’s top customers and one of the nice things that we are able to see is because of the lead time required to start the development, you have to acquire the land, go through the permitting, go through all the activities, we certainly see strong double-digit growth in both 2017 and 2018 at this point in time.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Okay, great. And then in terms of margins for Tealstone, could you just talk about maybe what you guys are embedding in guidance for say EBITDA margin? Are you guys assuming there is healthy expansion in 2017 and if you could just talk about the drivers of margin expansion for that business, it would be helpful?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah, Ron, you want to take that?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure. The margins – let me start with, there is some mix in those margins and as long as we continue to see that kind of two-thirds coming from residential, one-third from commercial, we would expect that to continue to be mid-teens margin. So that’s what they’ve enjoyed. They always work to make sure they’re getting price increases responsive to their cost increases, so we would expect those – the margins to continue going forward, and of course, they’re going to work hard to get some incremental margins out of the incremental volume. So, I wouldn’t look for a huge out of that mid-teens kind of number at this point in time.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Okay, got it. And then just a last high-level question from me, just given Joe you’re stepping into the CEO role here, Tealstone’s closed, you guys have clearly made solid progress on the turnaround. Just curious where you think you’ll be focusing most of your time over the next 12 months and what you see is sort of the biggest risk to hitting these numbers for 2017?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Well, I think even though Tealstone’s closed, we still have a lot to do to help grow out that business and build the team to support the existing management team with the ability to continue to support that growth. So, we’ve got a lot of work to continue to do in Tealstone. We’re going to continue to stay focused on the operational side on the Texas business and the rest of the businesses. We are not to the level we want to be and until we get there, we’re not going to let up on the improvements that need to take place. As we go forward, we’re starting to build out the team in 2016 related to airport activities and in the airport business. So, we will spend a lot of time for what I’ll call future investments around the airport space in 2017.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Okay, very helpful. Thanks for taking my question, guys.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thank you, Sean.

Operator: Our next question comes from Brent Thielman with D.A. Davidson. Please proceed with your question.

<Q – Brent Thielman – D. A. Davidson & Co.>: Hi, good morning, Joe. Congratulations, Paul, and all the best.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thanks, Brent.

<A – Paul Varello – Sterling Construction Co., Inc.>: Good morning.

<Q – Brent Thielman – D. A. Davidson & Co.>: Yeah, maybe just one more on the revenue outlook for the core business, I think that, Ron, I think you said the $580 million for the remaining quarters of the year applies something around 3% growth. I was just trying to understand, is there something you see from a project scheduling standpoint that we should be considering here or again is that just sort of based on what you can pick up here next couple of quarters in terms of new work?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: It’s the reality as we start the year with about 75% of our revenues coming out of our backlog. So that given consistent expectations around normal client delays and that extraordinary delays in reasonable weather, that gets us most of the way there. The balance of it is, basically, if you haven’t sold it in the first half of the year, you get minimal revenues from it. It just takes that long to get some burn coming out of new awards.

So, certainly the strong rewards in the first quarter were largely put into our backlog burn because we knew if we didn’t have and we are [indiscernible] (24:39) we finalized our March 9th guidance. So, it really depends on what comes across the pipeline and how fast it burns, but I think we are comfortable with the range that we have now; hopefully, we’d a chance to move it with the positive things continuing to happen. But what we know right now we are pretty much on top of it.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: I think the other thing just to keep in mind as we go forward and everybody is looking at the numbers, adding the Tealstone business to our existing business is not going to move the needle on the backlog significantly. We will see the pickup of the commercial backlog related to the Tealstone business, but the residential side, we don’t look at it is, is long-term backlog, it’s very quick turns actively happening. We’ve got a very good look at the developments in the number of slabs on a monthly and for the year, but we don’t build all of that into backlog nor will we as we go forward.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay. That’s helpful color. And then if you were sort of look at it from a pro forma perspective, could you kind of give us a sense what the backlog might look like for Tealstone if you’ve added it in at quarter end?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: I think we would – it bounces around a little bit, but it’s probably close to $20 million worth of backlog at margins slightly better than our average margin at the end of the first quarter of 8.4%, still might get the double digits, but – so, won’t move the needle too much on either the level of backlog nor the GP in it, both will increase it a bit.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay, okay. And then I guess any other commentary in regards to what you’re kind of seeing around your geographic footprint, I know you touched on it, the bidding environment seems to be active, any markets to stand out here right now?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. I think, we’re – the Utah, Colorado market both are doing extremely well. Texas market continues to grow per the amendments – the constitutional amendments that they put in, so we are seeing good activity there. We’ve seen a little bit of delay in some of the bids in Texas, but they seem to be coming out at this point in time. California is starting to take-off. We think it’s still a few months before we’ll see major activity in the California market, but we’re hanging in there.

Hawaii has got a couple of nice projects coming up for us here in the next three months to bid and the airport business continues to plug away and we continue to have some very nice opportunities around the airport space and the adjacent markets there. So, we feel very good about the market. We think the market, if anything, is only going to get better frankly as we go through 2017 and into 2018. The challenge for us is to make sure we stay disciplined at the bid table. There is going to be plenty of revenue opportunities for everybody out there and that we pick the jobs that are right for us with the right margins and we don’t just go after work.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay, okay. One more if I could. Just on the embedded gross margin and the backlog, the 8.4%, I assume that’s a tighter range one than you’ve seen in the past. Quickly do you think you can get to see that in the core business in terms of results?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Well, I think, when we look at it, there is really almost what we are bidding today before that becomes your true result is almost a year lag by time. Remember you have a blended average of backlog, our average project is two years, so you’re burning out some old, you’re winning new and then you’re bringing in on. If you look at the historical step up of our backlog and really almost go back, it’s not perfect, but you go back about one year on that step up, that’s about where we are very consistently as we progress along. And we watch both of those and we’re progressing right along that line. We are picking up a little bit of incremental impact as we improve our execution. As Ron said, we actually got a little bit of a favorable impact versus margin – mid-margin in the first quarter, a little less than a $1 million. If we can continue to improve that, we will accelerate that a little more.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay. Thanks, guys.

Operator: Our next question comes from Bobby Burleson with Canaccord Genuity. Please proceed with your question.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Yeah, good morning. Hey, congratulations, Joe, and Paul.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thanks.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: So just a couple of quick ones here. So just wondering with Tealstone you have a nice opportunity to, on the commercial side there to leverage your existing kind of relationships and footprint. And I’m wondering how quickly should we expect to shift kind of in the mix of the business, which is, right now, two-thirds residential to something that’s a little bit more weighted towards commercial?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. Our anticipation is not to accelerate the growth of the commercial over the residential, there is tremendous residential opportunity in the Dallas market for us to grow. Along with that, as we’ve talked to their key customers, we’ve been asked to expand into other markets that they’re in currently with the Tealstone business and business model. So we are focused on accelerating the growth of the residential as well as growing the commercial, but we don’t intend to really offset that ratio significantly as we go forward.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Okay, great. And then you are doing some work preparing to address a nice opportunity in the airport space. And I’m wondering how quickly can you be up and running to bid on projects or are you already there or is it going to take some time before you can actually be prepared to put together bids?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: We are already there. We won close to $100 million in the fourth quarter of last year in airport work. We are actively bidding somewhere between $150 million and $200 million of jobs as we speak. In the way just to explain everybody what airport work is for us, it’s doing what we do on the heavy civil side for highways with airport. So we are doing apronways, runways, taxiways, some of the infrastructure that goes into place before a terminal or before a hanger is built.

We are not doing any vertical construction or anything along those lines. In addition, [ph] we’re (31:36) outside of the gate to the airport. We’re doing the parking structure, some of the ramps and some of the work that lead into the terminals themselves. That’s the kind of activity that they were doing. So we are leveraging the skill sets that we have and our capabilities with the new end market and with those customers.

What we’re really focused on in 2017 is going back upstream in the airport business, working directly with the engineering firms on the design side. So we’re actively partnered in teams from the whole design build process into the end project instead of going and bidding these projects after they are out on the street.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Okay, great. And then just one last one. Given that the pricing dynamics are improving in the space going forward, are you concerned about being tied up on longer-term projects that you might win here in the near-term? Are you going to try to maybe keep capacity available or focus on shorter-term projects in order to keep that dry powder? Or how are you thinking about maybe not getting overcommitted?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. That’s a great question and you are absolutely right. We believe that pricing will continue to increase. We think the sophisticated competitors are going to manage pricing and manage your backlog accordingly through that. Some of the smaller individuals or maybe less sophisticated competitors are going to go out and take out backlog sooner, eat up all their dry powder and not have the ability to do the work afterwards, which hopefully would drive prices up even faster. So we are – we have put in as we’ve talked about many time a very robust project and bid review and review process and we are making sure that we’ve set floors on the minimum margins that we anticipate on these bids and we are being selective and making sure that we do have dry powder both in bonding and just execution capacity as we go forward.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Okay, great. Thank you.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thanks, Bobby.

Operator: Our next question comes from Michael Zapata with Sentenia Capital Management (sic) [Sententia Capital Management] (33:59). Please proceed with your question.

<Q – Mike Zapata – Sententia Capital Management, LLC>: Hey, good morning, team. I just want to, I think, take a moment to congratulate and recognize Paul for the [indiscernible] (34:10) shareholder. You’ve done everything you said you are going to do, including bringing on strong team with Ron and Joe, [ph] who where crucial in this (34:20) turnaround. So it’s much appreciated Paul, congratulations.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thanks, Mike, very much. Appreciate it.

<Q – Mike Zapata – Sententia Capital Management, LLC>: And Joe, we are excited for what you, Ron, and Jen have ahead, so we know those are [ph] big shoot (34:34), you guys are part of the team and congrats on the promotion to CEO and we look forward to that.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thank you, Mike. Appreciate it.

<Q – Mike Zapata – Sententia Capital Management, LLC>: Okay. So, now, [ph] I get (34:46) down to the business, I have two questions, first is on Texas. Can you talk through the percentage of revenues and percent of the net margin in that specific subsidiary? It seems that that one is sort of clouding the potential for the others as – when you look at the whole piece. So – and if you can also talk about the timeline to get that to stay profitability as you guys continue to climb up?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. Ron, you want to start with that?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure. I will start with the revenue side. Both Texas and our Utah base business are sort of neck and neck on a revenue burden side and collectively they probably represent somewhere between – little bit over 50%, maybe less than 60% give or take the numbers on the revenue side.

And while the Texas is making good progress at taking cost out of the business, they burned off all the legacy work at this point in time and now they’re just working on getting those two-year old projects and three-year old projects, which have been profitable throughout the finish line and take advantage of the newer higher margin work that they’ve selling in the last 12 months or so. So they have little ways to go, but we expect them certainly to be profitable in 2017 and increasingly profitable thereafter.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. And just to add a little bit to that, Mike, as we continue to drive improvements and TSC is making some very good improvements on the margin side and the cost side, we are also being extremely discipline on the bid side. And to kind of give you a little bit of statistics on that, our RLW business, which has historically been one of our best performing business, year-in, year-out in Utah. Since the end of 2016, we’ve grown the backlog in our RLW business almost $100 million and we’ve actually declined the backlog in our Texas business by about $25 million. Still winning bids in Texas, still bidding on stuff, but being very selective on those activities. And as we go forward, the mix of the products, Texas will become a smaller piece of our total company. And if the right jobs come out and the right margins come out, we will go back to growing TSC to the levels it was before.

<Q – Mike Zapata – Sententia Capital Management, LLC>: Okay. That’s good to hear. Okay, thank you. So for Tealstone specifically, can you discuss the – you guys are in Dallas pretty successfully, can you discuss any potential for expansion into San Antonio and Huston, and specifically the timeline around that, the cost of expense and the potential increase to what the revenue is going to look like?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah, I think, the top three customers for Tealstone in Dallas are in the San Antonio, Houston, Austin markets, two of them are in the Phoenix market. We certainly see tremendous opportunities to expand and grow. But I would tell you this, we don’t want to expand that business until we have a model that is a exact replica of what they are doing today.

So what we’ve put in, as Ron had mentioned, we put about $1.5 million of cost into – built in to the business to add resources, to learn from the Tealstone team, to build out their model or replicate exactly what they do, so that their end customers have the exact same experience they have in Dallas and like so much in Houston or San Antonio or wherever that will be. What we will do strategically is we will let the customers tell us where to go first. So we’re firmly embedded in the Tealstone model, we firmly believe in allowing customer to take us to the most important market for them, which will in turn create more success for us.

<Q – Mike Zapata – Sententia Capital Management, LLC>: Okay. Okay, thanks for taking my questions guys. Congrats again and look forward to going ahead.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thanks.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Thanks.

Operator: [Operator Instructions] There are no further questions at this time. At this point, I’d like to turn the call back to Joe Cutillo for closing comments.

Joseph A. Cutillo, President, Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thank you, Ron. Thanks, again, everyone, for participating on today’s call and we hope you are as enthused as we are with the progress we are making and the opportunities ahead of us. Again, we still have a lot of work to do, but are moving in the right direction. If anyone has any follow-up questions, always feel free to contact Jennifer Maxwell, our Director of Investor Relations. Thank you for your time.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time. And we thank you for your participation.

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